FOR IMMEDIATE RELEASE	NEWS RELEASE Contact: Chuck McArthur, President and CEO cmcarthur@ufeonline.com 432-571-8000 Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

UNITED FUEL & ENERGY REVISES FINANCIAL GUIDANCE
FOR THE CALENDAR YEAR 2007

Midland, Texas – February 27, 2008 – United Fuel & Energy Corporation (OTCBB: UFEN), a leading distributor of gasoline, diesel, propane and lubricant products to customers in the southwestern and south central U.S. today announced that, based on a preliminary financial review, it is revising its full-year 2007 estimates for EBITDA(1) and Net Income. The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.
The Company reconfirms that its estimate for 2007 revenue will range between $400 million and $435 million, but it is revising its estimate for 2007 EBITDA to a range of $3.0 to $4.0 million from a range of $5.0 million to $7.5 million and that 2007 net income is now expected to be in the range of a loss of $3.4 million to $4.4 million from the previous estimate of a loss of $0.9 million to $2.4 million.
Chuck McArthur, United Fuel’s President and Chief Executive Officer stated, “During 2007 we made numerous acquisitions and commenced several initiatives, such as technology implementations, to support our growth. Although we are pleased with the acquisitions, we have not yet realized the full benefits of the integration process. In addition, the associated costs exceeded our original expectations. In order to bring our costs in line with our revenue and EBITDA as quickly as possible, we are taking various steps to reduce general and administrative expenses as well as initiate efficiency and pricing control programs. Our technology initiatives, like many IT programs, have been a little slower to return the expected cost savings and while we have realized the expenses in 2007, the benefits won’t be realized until 2008. We are already seeing some improvement in our operations and expect that by the second half of 2008, we will be generating attractive results again.”

About United Fuel& Energy Corporation

United Fuel & Energy, based in Midland, Texas, is engaged in the business of distributing gasoline, diesel, propane and lubricant products primarily in certain markets of Texas, California, New Mexico, Arizona and Oklahoma. United Fuel represents the consolidation of numerous companies, the most significant of which are the Eddins-Walcher Company and Cardlock Fuels System. United Fuel intends to continue to expand its business through strategic acquisitions and organic growth initiatives.

United Fuel currently engages in the following activities:

•	Card-lock operation (unattended re-fueling of commercial vehicles).
•	Wholesale fuels and lubricants (to commercial customers).
•	Propane distribution (to commercial and residential users).

United Fuel conducts its operations through over 25 branch locations and over 100 card-lock (unattended) fuel sites. For more information, please visit the Company’s website at www.ufeonline.com or to request future press releases via email, go to http://www.b2i.us/irpass.asp?BzID=1318&to=ea&Nav=1&S=0&L=1.

Safe Harbor Statement

Certain statements included in this press release may constitute forward-looking statements. Actual outcomes could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: weather, levels of oil and gas drilling and general industrial activity in United Fuel’s area of operations, changes in oil and gas prices, risks associated with acquiring other businesses, the price of United Fuel’s products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, general economic conditions and other risks and uncertainties. As a result, this press release should be read in conjunction with periodic filings United Fuel makes with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and United Fuel does not undertake any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

(1)	Supplemental Disclosure Regarding Non-GAAP Financial Information

EBITDA represents net income before income taxes, interest, and depreciation and amortization. EBITDA is not a presentation made in accordance with generally accepted accounting principles (“GAAP”) and is not a measure of financial condition or profitability. EBITDA should not be considered in isolation or as a substitute for “net income,” the most directly comparable GAAP financial measure, or as an indicator of operating performance.

By presenting EBITDA, United Fuel intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future. United Fuel evaluates operating performance based on several measures, including EBITDA, as United Fuel believes it is an important measure of the operational strength of its business.

EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA is not necessarily a measure of United Fuel’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income.” Users of this financial information should consider the types of events and transactions which are excluded. A reconciliation of EBITDA to net income follows:

Reconciliation of REVISED 2007 Projected EBITDA with Projected Net Income

EBITDA	$3.0 to $ 4.0 million
Less:
Depreciation and Amortization	3.2 to 3.2 million
Interest Expense	5.3 to 5.3 million
Income Tax Expense	(1.7) to (1.7) million
Other Non-Cash	0.6 to 0.6 million
Net Income (Loss)	$(4.4) to $ (3.4) million
Preferred Dividend	1.0 to 1.0 million
Net Income (Loss) Applicable to Common	$(5.4) to $ (4.4) million

Reconciliation of ORIGINAL 2007 Projected EBITDA with Projected Net Income:

EBITDA	$5.0 to $ 7.5 million
Less:
Depreciation and Amortization	3.2 to 3.2 million
Interest Expense	5.0 to 5.0 million
Income Tax Expense	(1.4) to (0.4) million
Other Non-Cash	0.6 to 0.6 million
Net Income (Loss)	$(2.4) to $ (0.9) million
Preferred Dividend	1.0 to 1.0 million
Net Income (Loss) Applicable to Common	$(3.4) to $ (1.9) million

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